Exhibit 99.1

Corporate	Media
Conceptus	FischerHealth
Debbie Donovan	Rebecca Macdonald
(650) 962-4118	(310) 577-7870 ext.116
debbie_donovan@conceptus.com	rmacdonald@fischerhealth.com

Investor Relations
Lippert/Heilshorn & Associates
Kim Sutton Golodetz
(212) 838-3777
kgolodetz@lhai.com

FDA APPROVES CONCEPTUS’ THIRD GENERATION ESSURE® PERMANENT BIRTH CONTROL SYSTEM

Improvements designed to increase ease of use especially in the office setting

MOUNTAIN VIEW, Calif. (July 25, 2007)—Conceptus, Inc. (NASDAQ: CPTS) today announced the approval of its third generation Essure® permanent birth control system by the U.S. Food and Drug Administration (FDA). System modifications include changes to the delivery system that reduce the number of steps a physician is required to perform during a placement procedure.

In addition to the enhanced ease-of-use, hysteroscopic visualization of the implant and placement markers was significantly improved. A new DryFlow™ Introducer, which alleviates distension fluid loss, a major safety concern of hysteroscopists, is packaged with the product.

“We anticipate these physician-recommended changes will lead to a shorter learning curve for newly trained doctors and allow them to add the Essure procedure to their office practice services,” said Mark Sieczkarek, president and chief executive officer of Conceptus, Inc., developer of the Essure procedure. “We believe this will foster wider physician adoption, giving more women opportunity to select permanent birth control without the need to undergo tubal ligation and the risks associated with surgery.”

The Essure procedure remains the first and only FDA approved female sterilization procedure to have zero pregnancies in the clinical trials. To date, more than 130,000 Essure procedures have been performed worldwide.

In previous clinical studies, Essure patients returned to normal activity sooner and expressed a greater level of overall satisfaction when compared to tubal ligation. Because the Essure procedure does not require incisions, it can be performed in the comfort of a physician’s office in less than 15 minutes with a local anesthetic. Most women who get the

Essure procedure are able to return to work or other activities the following day. It is also the only female birth control method that uses a test to confirm protection from pregnancy, providing women with peace of mind.

About the Essure® Procedure

The Essure procedure, approved by the FDA in 2002, is a sterilization procedure that replaces tubal ligation for women.  A soft micro-insert is placed into the Fallopian tubes through the cervix using a hysteroscope. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the Fallopian tubes, over three months. An Essure procedure does not require cutting into the body and can be performed in the doctor’s office, a less costly procedure setting, with just a local anesthetic. A woman is able to leave the office about 45 minutes after the procedure is completed. The Essure confirmation test is performed three months after the procedure to confirm that the micro-inserts are in the correct location, the tubes are blocked and that the woman can discontinue temporary birth control. The Essure procedure is 99.80% effective (based on four years of clinical study follow-up data). The probability of pregnancy in 1000 women at 4 years is only 2.0 as compared to 11.8 for surgical tubal ligation procedures in the CREST study.

About Conceptus

Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is currently the leading form of birth control worldwide. The availability of the Essure procedure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for more than 1 million procedures annually.

Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information Center at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Discussions regarding physician adoption, performance of the new Essure product, and other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, decisions by insurance companies, scientific advances by third parties, and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

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